Exhibit 99

FOR IMMEDIATE RELEASE

May 1, 2015

THE EASTERN COMPANY ANNOUNCES APPOINTMENT OF CHIEF OPERATING OFFICER

Naugatuck, CT–The Eastern Company (NASDAQ:EML) (the “Company”) announced that Angelo M. Labbadia has been named as Chief Operating Officer in addition to his current title of Vice President effective April 29, 2015.

Mr. Labbadia has been with the Company since May 4, 2009 as Vice President and Managing Director of the Frazer & Jones Division in Syracuse, NY, the Metal Products division of the Company.

Mr. Labbadia was previously employed by Scapa North America, Inc, a subsidiary of Scapa Group, PLC (a UK public Company) as Executive Vice President for the North American Operations which included 5 operating sites in the US and Canada. In addition, he also served as a member of the Executive Management Team for Scapa Group PLC who worked in conjunction with the Board in the development and implementation of global short and long term business plans for the corporation.

The Eastern Company is a 157-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements
Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
Leonard F. Leganza or John L. Sullivan III, 203-729-2255